EXHIBIT 12.1

                                                     Exhibit 12.1

              WALDEN RESIDENTIAL PROPERTIES, INC.
          COMPUTATION OF RATIO OF EARNINGS TO COMBINED
        FIXED CHARGES AND PREFERRED STOCK DIVIDENDS (2)
                     (Dollars in thousands)

                                                                              For the Period
                                                                             February 9, 1994
                                                       Year Ended              (Commencement
                                                       December 31,          of Operations) to
                                                ---------------------------     December 31,
                                                1997       1996        1995        1994
                                                ----       ----        ----        ----
Income before extraordinary item
  and income allocated to minority
  interests. . . . . . . . . . . . . . .      $27,113    $19,122     $10,685     $ 5,356
Add:
  Interest on indebtedness . . . . . . .       28,447     20,573      17,111       6,288
  Amortization of deferred financing
    costs. . . . . . . . . . . . . . . .          827        916         900         371
                                              -------    -------     -------     -------
     Earnings. . . . . . . . . . . . . .      $56,387    $40,611     $28,696     $12,015
                                              =======    =======     =======     =======
Fixed charges and preferred stock dividends:
  Interest on indebtedness . . . . . . .      $28,447    $20,573     $17,111     $ 6,288
  Amortization of deferred financing
    costs. . . . . . . . . . . . . . . .          827        916         900         371
                                              -------    -------     -------     -------
     Fixed charges . . . . . . . . . . .       29,274     21,489      18,011       6,659
  Add:
     Preferred stock dividends (1) . . .       15,889      4,092         922          --
                                              -------    -------     -------     -------
       Combined fixed charges and
         preferred stock dividends . . .      $45,163    $25,581     $18,933     $ 6,659
                                              =======    =======     =======     =======
Ratio of earnings to fixed charges . . .        1.93x      1.89x       1.59x       1.80x

Ratio of earnings to fixed charges and
  preferred stock dividends. . . . . . .        1.25x      1.59x       1.52x       1.80x


(1) Includes dividends on preferred stock and preferred distributions to minority interest holders.

(2) Computation of the ratio of earnings to combined fixed charges and preferred stock dividends has not been provided for the periods prior to February 9, 1994 because the capital structure has changed substantially since the Company's formation and such information would be meaningless.